QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 6.6

CONSULTING AGREEMENT

    This Consulting Agreement (the "Agreement") is made this 5th day of February 2001, by and between Millennium Multi Media.com Corporation, a Utah corporation ("MMM") and Chuck Silvers, Inc., a California corporation (the "Consultant").

    WHEREAS, Consultant is engaged in the business of editing and digitizing entertainment content; and

    WHEREAS, the Consultant is desirous of acting as an independent consultant to MMM on a nonexclusive basis in connection with producing four fifty to sixty minute fully edited and digitized volumes of content extracted from original color episodes of the 1971 Red Skelton television series.

W I T N E S S E T H

    NOW THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations and covenants contained herein,

    IT IS AGREED as follows:

    1.  APPOINTMENT OF CONSULTANT. MMM grants to the Consultant, on a nonexclusive basis, the authority to produce four fifty to sixty minute fully edited and digitized volumes of content extracted from original color episodes of the 1971 Red Skelton television series (the "Volumes"). Each Volume will be comprised of one color-corrected, fully sounded Digibetacam Master cassette and one Digibetacam Protection Clone. Such authority will terminate automatically and without further notice upon the date of termination of this Agreement.

    2.  CONSULTANT RESPONSIBILITIES. The Consultant, as an independent contractor, will be responsible for the following:

      (a) viewing, identifying, and grading the content of 24 thirty-minute and one-hour videotapes of the 1971 Red Skelton television series;

      (b) selecting and organizing sequences for the Volumes;

      (c) digitizing, assembling, editing, and titling the Volumes; and

      (d) manufacturing protection and executive viewing elements for the Volumes.

    3.  COVENANTS AND AGREEMENTS OF CONSULTANT. The Consultant further agrees and understands as a part of this Agreement:

      (a) To be solely responsible for all expenses of its business operation, including taxes, rent, office equipment, clerical support and all similar expenses.

      (b) To assure that it and representatives, agents, independent contractors and consultants working on its behalf act within the terms and restrictions of this Agreement, and in accordance with applicable federal and state law and the rules and requirements of all federal and state regulatory agencies.

    4.  COMPENSATION TO CONSULTANT. In consideration for its services to MMM, MMM will pay the Consultant a producer's fee of Fifty Thousand Dollars ($50,000), which is payable in $5,000 increments over a period of ten consecutive weeks, commencing on Monday February 26, 2001, plus Thirty Seven Thousand One Hundred Dollars ($37,100) for additional labor, services, and materials.

The Consultant will not be responsible to pay any ancillary payments due to any original cast member, or the estate of any original cast member, as a result of the cast member's appearance on the Volumes.

    5.  RIGHTS OF MMM. MMM will have the right to settle, compromise and defend any claims or lawsuits and to hire legal counsel to defend the same and to make payments for expenses and costs in connection with the defense or settlement of such matters, all in connection with any claim or dispute made by or with administrative agencies or third parties in which MMM or any agent, representative, officer, director or shareholder of MMM is named as a party, or from which MMM or any such agent, representative, officer, director or shareholder has potential liability arising from any activities undertaken by the Consultant. MMM may recover and withhold from the monies, funds and credits due to the Consultant any and all legitimate expenses, debts or obligations of the Consultant under this Agreement, including expenses incurred by MMM on behalf of the Consultant or caused by the Consultant.

    6.  OWNERSHIP OF INVENTIONS.

      (a) Any Inventions, as defined below, developed, made, produced, invented, created, modified, evolved during, or resulting, arising or originating during the term of this Agreement, will be deemed "work made for hire." MMM will be the exclusive owner of any such Inventions whether or not such inventions are developed or created by the Consultant independently or in combination with MMM or MMM's employees. The Consultant covenants and agrees that it will have no interest in or claim to such Inventions pursuant to this Agreement.

      (b) The Consultant agrees to execute and deliver to MMM within ten days of MMM's request, such documents as MMM deems necessary in order to effectuate exclusive ownership of and rights to such Inventions. If the Consultant does not execute and deliver such documents as requested by MMM, by the signature of its authorized representative below, the Consultant irrevocably appoints MMM as its attorney-in-fact for the foregoing purpose.

      (c) As used herein, "Invention" is defined to include, without limitation, any inventions, formulae, techniques, discoveries, developments, designs, contributions, ideas, improvements, know-how, negative know-how, new machines, manufacturing processes or methods, original writings, software programs, processes, uses, apparatus, compositions of matter, copyrights, trademarks, designs or configurations of any kind, whether or not patentable or registrable under patent, copyright or similar statutes, conceived, made, learned or reduced to practice by the Consultant, either alone or jointly with others, or any improvements to any of the above.

    7.  NONCIRCUMVENTION. During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, the Consultant will not, either directly or indirectly—acting alone or with any other person, firm, agent, employee, officer or corporation:

      (a) engage in any employment activity which, directly or indirectly, solely or jointly with another, would require the disclosure, evaluation, or other use of confidential information or trade secrets or customers lists of MMM or any business in which MMM or any of its subsidiaries or affiliates is engaged at the time of termination;

      (b) induce or attempt to induce any person(s) or entities which are potential suppliers, customers, joint venture partners, merger candidates, acquirors or acquirees to cease doing business, not to enter into transactions, or not to commence doing business in whole or in part with MMM; or,

      (c) solicit any current officer, director, employee, consultant, independent contractor or agent of MMM to leave MMM or work for any business entity in direct or indirect competition with Company solicit, interfere with, or endeavor to cause any employee, agent, or consultant of MMM to leave his or her employment, agency, or consultancy, or induce or attempt to induce any such employee, agent, or consultant to breach any agreement with MMM.

    8.  MATERIAL BREACH. In the event of a material breach by the Consultant of any of the provisions herein, MMM's obligations under this Agreement will cease immediately and permanently.

    9.  DAMAGES. Because of the unique character of the relationship between the Consultant and MMM, and because any breach of any of the provisions of this Agreement will cause irreparable injury to MMM for which money damages would not be an adequate remedy, it is understood and agreed that MMM's monetary remedy for a breach by the Consultant of this Agreement will be inadequate and that, therefore, in the event of any breach by the Consultant of its obligations pursuant to the terms of this Agreement, MMM will be entitled, upon application to any court of competent jurisdiction, to equitable relief (including, without limitations, provisional and permanent injunctive relief and specific performance) in order to enforce or prevent violation of such provisions. Nothing contained herein will be construed as prohibiting MMM from pursuing any other remedies provided to it by this Agreement or available to it at law or in equity for such breach, including, without limitation, the recovery of monetary damages from the Consultant.

    10. TERM OF AGREEMENT. The term of this Agreement will commence on the date of this Agreement and will continue its existence until the sooner of May 3, 2001 or a sale of substantially all of the assets of MMM, unless extended by the mutual written agreement of the parties.

    11. CONFIDENTIALITY. The Consultant acknowledges that it will, in the course of its work for MMM, have limited access to confidential and proprietary information, trade secrets, customer lists, records, data, and ideas owned by MMM (the "Confidential Information"). The Consultant agrees that it will not, during or subsequent to the term of this Agreement, in any fashion, form, or manner, unless specifically authorized in writing by MMM, either directly or indirectly use, divulge, disclose, or communicate to any person, entity, firm, or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to MMM or other businesses of MMM or its subsidiaries or affiliates. The parties stipulate that that the Confidential Information is important and affects the successful business conduct of MMM and its goodwill, and that any breach of any term in this Section 11 is a material breach of this Agreement.

    12. RETURN OF PROPERTY. The Consultant acknowledges that all documents and materials pertaining to the business of MMM and its subsidiaries and affiliates are the property of MMM, even if made by the Consultant. Upon termination, or upon earlier request of MMM, the Consultant will return immediately all of MMM's property, including all such documents and materials in the Consultant's possession and control, and all forms of Confidential Information, as well as address lists, keys, credit cards, and any other items of value. The Consultant will not allow any third party to take or use any of the foregoing. The Consultant agrees not to remove any MMM property from MMM's premises without express permission. The obligations of the Consultant pursuant to the terms herein will survive the termination of this Agreement.

    13. EFFECT OF TERMINATION. The termination of this Agreement for any reason whatsoever will not release or discharge either party hereto from any obligation, debt or liability which may previously have accrued and remains to be performed upon the date of termination, except to the extent provided in Paragraph 7 of this Agreement.

    14. INDEPENDENT CONTRACTOR. The Consultant will act at all times hereunder as an independent contractor with respect to MMM and not as a partner, agent, or co-venturer of or with MMM. Except as set forth herein, MMM will neither have nor exercise control or direction whatsoever over the operations of the Consultant, and Consultant will neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by MMM.

    15. NO AGENCY CREATED. No agency, employment, partnership or joint venture is intended to be created by this Agreement. Consultant will have no authority as an agent of MMM or to otherwise bind MMM to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto will refrain from making any representation tending to create an apparent agency, employment, partnership or joint venture relationship between the parties. Neither the Consultant nor any of its employees, agents or subcontractors will have any claim against MMM for any compensation or remuneration other than as specifically provided in this Agreement. The Consultant further waives and agrees to indemnify MMM against any claims for vacation pay, sick leave, retirement or pension benefits, social security contributions, worker's compensation insurance or benefits, disability or unemployment benefits, welfare and pension benefits and obligations of the Consultant under the Employee Retirement Income Security Act of 1974, or other benefits of any kind customarily afforded to any employee. The Consultant acknowledges that it is aware of its obligations to pay payroll, self-employment, income, license, franchise and other taxes relating to its employees, if any, and the Consultant agrees to pay all such taxes as required by law.

    16. INDEMNIFICATION OF MMM. The Consultant will indemnify and hold harmless MMM from and against any loss, damage, liability, cost, suit, expense, assessment, interest or penalty, including, without limitation, reasonable attorneys' fees and court costs resulting from the Consultant's failure to fully comply with the terms of this Agreement.

    17. INDEMNIFICATION OF CONSULTANT. MMM will indemnify and hold harmless the Consultant from and against any loss, damage, liability, cost, suit, expense, assessment, interest or penalty, including, without limitation, reasonable attorneys' fees and court costs resulting from a claim for ancillary payment by any original cast member, or the estates of any original cast member, as a result of the cast member's appearance on the Volumes or MMM's failure to fully comply with the terms of this Agreement.

    18. NOTICES. Any notice required or permitted to be given pursuant to this Agreement must be in writing and will be:

      (a) sent by telecopy or facsimile transmission (in which case it will be deemed delivered upon actual receipt); or,

      (b) placed in the United States mail, certified mail, return receipt requested, postage prepaid and addressed as provided in this paragraph (in which case, it will be deemed delivered five (5) days after such mailing); or,

      (c) personally delivered (in which case it will be deemed delivered upon actual receipt) to:

If to Consultant:	Chuck Silvers, Inc., at the address and telephone number indicated below the signatures of the representative of Beatton Group to this Agreement.
If to MMM:	Millennium Multi Media.com Corporation 9301 Wilshire Boulevard, Suite 201 Beverly Hills, California 90210 Telephone: (310) 777-8876 Facsimile: (310) 777-8879

    Any party may, pursuant to written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom any notice is to be sent.

    19. ASSIGNMENT. This Agreement will not be assigned, pledged or transferred in any way by either party hereto. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions will be null and void.

    20. CONFLICTING AGREEMENTS. The Consultant and MMM represent and warrant to each other than the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

    21. NO WAIVER. No terms or conditions of this Agreement will be deemed to have been waived, nor will any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived, and will not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

    22. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

    23. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought.

    24. PARAGRAPH HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

    25. SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof will be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions will not in any way be affected or impaired thereby and such remaining provisions will be construed as severable and independent thereof.

    26. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Paragraph 19 of this Agreement.

    27. ARBITRATION; ATTORNEY'S FEES. Except to the extent provided in Paragraph 9 above, any dispute arising out of or related to this Agreement will be submitted to binding arbitration before a single retired judge of the California Superior Court and conducted in accordance with the then current rules of the American Arbitration Association in Los Angeles, California, governing commercial disputes. The parties will be bound by the results of such arbitration. Further, the prevailing party in such arbitration or in any other legal proceeding arising out of or resulting from this Agreement will be entitled to recover its costs and fees, including reasonable attorneys' fees, from the other party.

    28. GENDER; PRONOUNS. The use of the masculine will refer to the feminine or neuter in circumstances in which the context otherwise requires and the singular will refer to the plural in circumstances in which the context otherwise requires.

    29. AUTHORIZED AGENT. The persons executing this Agreement on behalf of MMM and the Consultant hereby represents and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

    30. ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

    IN WITNESS WHEREOF, the parties to this Agreement, consisting of nine pages, including this page, hereby execute this Agreement as of the date first above written.

MMM:	MILLENNIUM MULTI MEDIA.COM, INC. a Utah Corporation
	By:	/s/ JOSEPH TORKAN Joseph Torkan, Vice President
CONSULTANT:	CHUCK SILVERS, INC., a California corporation
By:
	By:	/s/ CHARLES SILVERS Charles Silvers, President

QuickLinks

EXHIBIT 6.6
CONSULTING AGREEMENT